Exhibit 99.2

MEDIA RELEASE

Conference Call at 2:00 p.m. PT, July 21, 2005 - Advanced Power Technology will conduct a conference call at 2:00 p.m. PT, Thursday, July 21, 2005, webcast simultaneously for interested investors via the Company’s corporate web site at www.advancedpower.com.  The call can be accessed live by dialing 800-930-1344.  International callers please dial 312-461-0644.  The content of the call will remain available for replay on the Internet for 30 days.  In addition, a telephone replay of the conference call will be available for 30 days and can be accessed at 888-203-1112 and from international locations at 719-457-0820; pass code 1561042.

ADVANCED POWER TECHNOLOGY REPORTS

SECOND QUARTER 2005 RESULTS

Bend, Oregon, July 21, 2005 – Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today reported financial results for the second quarter ended June 30, 2005.

For the second quarter of 2005, revenues were $15.2 million which was down 16.0 percent from $18.1 million for the second quarter of 2004, and up sequentially 7.4 percent from $14.1 million for the first quarter of 2005. The net loss for the second quarter of 2005 in accordance with generally accepted accounting principles (GAAP) was $237,000, or $(0.02) per share and included $422,000 of charges primarily related to non-cash intangible asset amortization charges due to acquisitions and certain restructuring charges.  This compares to a second quarter of 2004 GAAP net income of $869,000 or $0.08 per diluted share and to a first quarter of 2005 GAAP net loss of $6.3 million or $(0.59) per share. The first quarter of 2005 result included $4.9 million of in-process research and development charges related to the Company’s acquisition of PowerSicel, Inc. on January 7, 2005.  On a GAAP basis, gross margin for the second quarter of 2005 was 31.1 percent of revenue compared to 38.0 percent in the year-ago quarter and 26.6 percent in the prior quarter.

On a non-GAAP basis excluding non-cash purchase accounting charges related to acquisitions and certain restructuring charges, net income for the second quarter ended June 30, 2005 was $185,000 or $0.02 per diluted share, compared to net income of $1.3 million or $0.11 per diluted share in the year-ago quarter and net loss of $1.1 million or $(0.10) per share in the first quarter of 2005.  Non-GAAP gross margin for the second quarter of 2005 was 32.9 percent of revenue compared to 39.6 percent in the year-ago quarter and 28.5 percent in the prior quarter.

Non-GAAP net income (loss) and non-GAAP gross margin, which differs from net income (loss) and gross margin in accordance with GAAP, excludes purchase accounting charges related to acquisitions and certain restructuring charges. A reconciliation of non-GAAP and GAAP measures is included with the attached financial statements.  The financial results that exclude certain charges are not in accordance with GAAP.  APT management uses these non-GAAP measures internally to evaluate the company’s performance and manage its operations, and believes that these measures provide useful information for understanding the operating results and comparing prior periods.

Patrick Sireta, Chief Executive Officer commented, “I am pleased with the improvement in our financial results over the prior quarter.  We had another solid quarter of order activity with a book to bill ratio of 1.08.  Our balance sheet remains strong with $12.5 million in cash and marketable securities and no debt. During the first six months of 2005 we have generated a positive operating cash flow of $1.5 million.  Our strong balance sheet and positive operating cash flow have allowed us to continue making significant investments in research and development which totaled $1.2 million in the second quarter of 2005”, concluded Mr. Sireta.

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after July 21, 2005.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Revenues for the third quarter ending September 30, 2005 are expected to be in the range of $15.5 million to $16.5 million, a sequential increase of approximately 2 to 9 percent over the prior quarter.

At the anticipated revenue levels indicated above, gross margin for the third quarter of 2005, exclusive of non-cash purchase accounting charges associated with acquisitions and certain restructuring charges, is expected to be in the 34 to 36 percent range.

R&D expenses in the third quarter of 2005 are expected to be approximately 8 to 9 percent of revenues and SG&A expenses are expected to be 23 to 25 percent of revenues. These R&D and SG&A expense estimates are exclusive of non-cash purchase accounting charges associated with acquisitions. Interest income in the third quarter of 2005 is expected to be approximately $70,000.

Overall, the non-GAAP net earnings per diluted share for the third quarter of 2005 are expected to be to be in the range of $0.03 to $0.05.  The company expects to record approximately $30,000 of tax expense in the third quarter of 2005 for certain state and local taxes. The Company’s effective tax rate deviates from the expected statutory tax rate because it has fully reserved for its net deferred tax assets. However, if at such time the Company is able to determine it is more likely than not that it will be able to utilize its net operating losses, the reserve against net deferred tax assets will be reversed.

The Company also announced that it would continue consolidating manufacturing operations and moving certain production activities offshore and would disengage from a small, low growth product line currently with onshore production.  The Company estimates that these restructuring actions will lead to a reduction of approximately 9 percent of its total work force.  These actions will be completed over the next 12 to18 months and will result in pretax restructuring charges of approximately $800,000 over this time frame. They will result in greater utilization of offshore subcontract manufacturing and are expected to contribute to the Company’s ability to achieve its financial model of a non-GAAP gross margin of approximately 43 percent at an annual sales level of $90 million, targeted at a 4 to 6 quarter horizon.

About Advanced Power Technology

With Operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania, Boulder, Colorado and Bordeaux France, APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. For additional information on Advanced Power Technology, visit its Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements, including the metrics discussed under “Business Outlook” above, are subject to a number of uncertainties and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the ability of the Company to integrate newly-acquired operations efficiently and to commercialize newly-acquired technology;  and other uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission including our Form 10-K filed on March 8, 2005.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028  Fax:  (541) 389-1241

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenues, net	$15,176	$18,061	$29,308	$33,154
Cost of goods sold	10,182	10,915	20,292	20,282
Amortization of technology rights and other charges	269	274	538	548
Total cost of goods sold	10,451	11,189	20,830	20,830
Gross profit	4,725	6,872	8,478	12,324

Operating expenses:
Research and development	1,205	783	2,372	1,670
Selling, general and administrative	3,665	5,130	7,624	9,240
Restructuring charges	124	115	169	321
In-process research and development charges	(28)	—	4,868	—
Total operating expenses	4,966	6,028	15,033	11,231

Income (loss) from operations	(241)	844	(6,555)	1,093

Other income (expense), net:
Interest, net	73	41	128	81
Other, net	(69)	12	(120)	6

Income (loss) before income taxes	(237)	897	(6,547)	1,180

Provision for income taxes	—	28	30	28

Net income (loss)	$(237)	$869	$(6,577)	$1,152

Net income (loss) per share:
Basic	$(0.02)	$0.08	$(0.61)	$0.11
Diluted	$(0.02)	$0.08	$(0.61)	$0.10
Weighted average number of shares used in the computation of net income (loss) per share:
Basic	10,716	10,605	10,706	10,556
Diluted	10,716	11,261	10,706	11,212

ADVANCED POWER TECHNOLOGY, INC

SUPPLEMENTAL NON-GAAP DISCLOSURES

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) AND NON-GAAP EARNINGS PER SHARE*

(In thousands, except per share amounts)

(Unaudited)

					($ per diluted share)
					Business Outlook
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
	2005	2004	2005	2004	Sept 30, 2005

Reported GAAP net income (loss)	$(237)	$869	$(6,577)	$1,152	$0.00 - $0.02
Purchase accounting adjustments related to acquisitions:
Cost of sales:
Intangible asset amortization	269	269	538	538	$0.024
Deferred compensation amortization	—	5	—	10

Selling, general and administrative:
Intangible asset amortization	47	—	93	—	$0.004
Deferred compensation amortization	10	6	20	12	$0.001

In-process research and development charges	(28)	—	4,868	—

Restructuring charges	124	115	169	321

Tax effect of non-GAAP adjustments	—	—	(7)	—

Non-GAAP net income (loss)	$185	$1,264	$(896)	$2,033	$0.03 - $0.05

Non-GAAP net income (loss) per share*:
Basic	$0.02	$0.12	$(0.08)	$0.19
Diluted	$0.02	$0.11	$(0.08)	$0.18
Weighted average number of shares used in the computation of non-GAAP net income (loss) per share:
Basic	10,716	10,605	10,706	10,556
Diluted	11,198	11,261	10,706	11,212

RECONCILIATION OF GAAP TO NON-GAAP GROSS PROFIT*

(In thousands except per share amounts)

(unaudited)

					(% of revenue)
					Business Outlook
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
	2005	2004	2005	2004	Sept 30, 2005

Reported GAAP gross profit	$4,725	$6,872	$8,478	$12,324	32% - 34%
Purchase accounting adjustments related to acquisitions:

Cost of sales:
Intangible asset amortization	269	269	538	538	2%
Deferred compensation amortization	—	5	—	10

Non-GAAP gross profit	$4,994	$7,146	$9,016	$12,872	34% - 36%
Non-GAAP gross profit % of revenue	32.9%	39.6%	30.8%	38.8%

*Supplemental non-GAAP financial measures are not based on generally accepted accounting principles (GAAP), but are provided to explain the impact of certain significant items. The Company believes that the disclosure of non-GAAP gross margin, net income, and earnings per share is useful to investors and creditors of the Company as it is a way to explain the impact of certain accounting charges included in the Company’s operating results due to acquisitions, restructuring activities, valuation of deferred taxes, and other charges in a way that allows for comparison to prior periods and expectations about the ongoing financial condition and results of operations exclusive of historical or contemplated acquisitions or other transactions. In addition, management uses each of these measures in evaluating the ongoing operational performance of its business. Management bonus calculations are based on each of these same measures, in order to isolate the controllable performance of the operations from the impact of negotiated acquisition costs, restructuring measures, or tax consequences.

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Jun. 30, 2005	Dec. 31, 2004

Assets
Current assets:
Cash and cash equivalents	$1,527	$4,149
Short term investments in available-for-sale securities	9,949	11,675
Accounts receivable, net	9,824	10,044
Inventories, net	13,730	14,647
Prepaid and other current assets	1,954	2,196
Total current assets	36,984	42,711

Property and equipment, net	10,946	11,357
Long term investments in available-for-sale securities	1,000	1,000
Other assets	53	110
Intangible assets, net	7,437	7,734
Goodwill	15,570	15,570
Total assets	$71,990	$78,482

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,236	$4,143
Accrued expenses	2,772	2,193
Total current liabilities	6,008	6,336

Other long term liabilities	99	108
Total liabilities	6,107	6,444

Stockholders’ equity:
Common stock	109	108
Additional paid in capital	89,839	89,138
Treasury stock	(1,761)	(1,761)
Deferred stock compensation	(46)	—
Accumulated other comprehensive income	311	545
Accumulated deficit	(22,569)	(15,992)
Total stockholders’ equity	65,883	72,038
Total liabilities and stockholders’ equity	$71,990	$78,482